Exhibit 10.30

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

PURCHASE AND ASSIGNMENT AGREEMENT BETWEEN

INO THERAPEUTICS LLC

(as Buyer)

and

DATEX-OHMEDA, INC.

(as Seller)

Dated as of June 27, 2008

PURCHASE AND ASSIGNMENT AGREEMENT

AGREEMENT dated as of June 27, 2008 (the “Effective Date”), between INO Therapeutics LLC, a Delaware limited liability company (“Buyer”) and Datex-Ohmeda, Inc., a Delaware corporation (including its successors and assigns, “Seller”, and Buyer and Seller are each a “Party” to this Agreement).  In addition, General Electric Company, a New York corporation (“GE”) is party to this Agreement solely for the purposes of Section 7.12 hereof.

W I T N E S S E T H:

WHEREAS, Seller and BDX INO LLC, a Delaware limited liability company (“BDX”), are the sole members of IBD Holdings, LLC, a Delaware limited liability company formerly known as INO Holdings LLC (“IBD”), in which Seller owns a 50% interest;

WHEREAS, IBD sold certain of its assets to AGA Gas, Inc.  (“AGA”) and INOCO, Inc. (“INOCO”) pursuant to that certain Sale and Purchase Agreement, dated as of July 20, 1998 (together with all exhibits and schedules thereto, the “INO Purchase Agreement”), by and among IBD, AGA, INOCO and the other parties thereto;

WHEREAS, pursuant to the terms of the INO Purchase Agreement, AGA was obligated to make certain payments to IBD, more particularly defined in subsection 2.3(b)(ii)(x) of Exhibit 2.3(b) to the INO Purchase Agreement (the “2.3(b)(ii)(x) Payments”);

WHEREAS, Buyer is the successor to AGA’s and INOCO’s obligation to make the 2.3(b)(ii)(x) Payments to Seller;

WHEREAS, Buyer desires to purchase from Seller the right to receive [**]% of the 2.3(b)(ii)(x) Payments, and Seller desires to sell, assign and transfer such rights to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Definitions.  The following terms, as used herein, have the following meanings:

“2.3(b)(ii)(x) Payments” has the meaning set forth in the third Whereas clause of this Agreement.

“Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

“Agreement” means this Purchase and Assignment Agreement between Buyer  and Seller.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Control” (including the terms “Controlling,” “Controlled by,” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality.

“Indemnification Cap” means Thirty-Five Million Dollars ($35,000,000).

“Indemnified Party” has the meaning set forth in Section 6.02(a).

“Indemnifying Party” has the meaning set forth in Section 6.02(a).

“INO Purchase Agreement” has the meaning set forth in the first Whereas clause of this Agreement.

“Lien” means, with respect to any agreement or other asset, any mortgage, lien, pledge, charge, security interest or encumbrance of similar effect in respect of such asset.

“Loss” has the meaning set forth in Section 6.01.

“Material Adverse Effect” means a material adverse effect on (i) the ability of Seller to perform its obligations under this Agreement or its financial condition, or (ii) the validity or enforceability of this Agreement or the rights or remedies of Buyer hereunder.

“Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Purchase Price” has the meaning set forth in Section 2.01(b).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Transferred Payments” means twenty-five percent ([**]%) of the 2.3(b)(ii)(x) Payments payable by Buyer from and after the Effective Date.

ARTICLE II
PURCHASE AND ASSIGNMENT OF RIGHTS

Section 2.01  Purchase and Assignment.  Upon the terms and subject to the conditions of this Agreement:

(a)           Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer, on the Effective Date, free and clear of all Liens, all right, title and interest of Seller in and to the Transferred Payments.

(b)           For and in consideration of the sale, assignment and transfer of the Transferred Payments, Buyer shall pay to Seller, on the Effective Date, Four Million Dollars ($4,000,000) (the “Purchase Price”) by fedwire transfer of immediately available funds to Seller’s bank account in the United States, as provided in Exhibit A attached hereto.

(c)           Upon the satisfaction or waiver of the conditions set forth in Article V, the closing shall take place at the Princeton office of Morgan, Lewis & Bockius LLP or at such other place as the Parties may agree.

Section 2.02  Excluded Rights and Obligations.  Buyer is acquiring only the Transferred Payments as expressly set forth herein.  Buyer shall in no event be responsible for or otherwise assume any liabilities or obligations relating to the Transferred Payments, all of which shall be retained by Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Effective Date that:

Section 3.01  Existence and Power.  Seller is a corporation duly formed and validly existing under the laws of the State of Delaware, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to have any such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.

Section 3.02  Authorization.  The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equity principles.

Section 3.03  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement does not require any notice to, action or consent  by or in respect of, or filing with, any Governmental Authority.

Section 3.04  Non-Contravention.

(a)           The execution, delivery and performance by Seller of this Agreement does not and will not (i) contravene or conflict with or constitute a violation of the articles of incorporation, bylaws or other formation documents of Seller; (ii) contravene or conflict with or constitute a violation of any material provision of any material law or regulation binding upon or applicable to Seller; (iii) contravene or conflict with or constitute a violation of any judgment, injunction, order or decree binding upon or applicable to Seller; (iv) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Seller or to a loss of any material benefit relating to the Transferred Payments; or (v) result in the creation or imposition of any Lien on the Transferred Payments.

(b)           Seller has not granted, and there does not currently exist, any Lien on the Transferred Payments.

Section 3.05  No Undisclosed Liabilities.  There are no liabilities or obligations of Seller related to the Transferred Payments of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

Section 3.06  Non-interference.  To Seller’s knowledge, there is no action, suit, investigation or proceeding, pending or, to Seller’s knowledge, threatened, before any Governmental Authority or arbitrator that, if determined adversely, would reasonably be expected to interfere with Buyer’s rights to and in the Transferred Payments; nor has any Person, other than Seller, asserted any right in or to the Transferred Payments.

Section 3.07  Compliance with Laws.  Seller is not in violation of, has not violated, and to the knowledge of Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any Governmental Authority applicable to the Transferred Payments.

Section 3.08  Seller’s Right in Transferred Payments.  Seller has the right, power and authority to sell the Transferred Payments to Buyer.  Seller has not assigned and has not in any other way conveyed, transferred, or encumbered all or any portion of its right, title and interest to the Transferred Payments.

Section 3.09  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement.

Section 3.10  NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.01 THROUGH AND INCLUDING SECTION 3.09, BUYER ACKNOWLEDGES THAT SELLER DOES NOT MAKE AND HAS NOT MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS IN CONNECTION WITH THE TRANSACTION THAT IS THE SUBJECT OF THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date that:

Section 4.01  Organization and Existence.  Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has all applicable powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to have any such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a material adverse effect on (a) the ability of Buyer to perform its obligations under this Agreement or its financial condition, or (b) the validity or enforceability of this Agreement or the rights or remedies of Seller hereunder.

Section 4.02  Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equity principles.

Section 4.03  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement does not require any notice to, action or consent by or in respect of, or filing with, any Governmental Authority.

Section 4.04  Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement does not and will not contravene or conflict with or constitute a violation of (a) the certificate of formation, the operating agreement or other formation documents of Buyer; (b) any material provision of any material law or regulation binding upon or applicable to Buyer; or (c) any judgment, injunction, order or decree binding upon or applicable to Buyer.

Section 4.05  Litigation.  There is no action, suit, investigation or proceeding pending against, or to Buyer’s knowledge, threatened against or affecting, Buyer before any Governmental Authority or arbitrator that, if determined adversely to Buyer, would reasonably be expected to materially adversely affect Buyer’s ability to perform its obligations under this Agreement.

Section 4.06  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller upon consummation of the transactions contemplated by this Agreement.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.01  Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated hereunder on the Effective Date are subject to the satisfaction or waiver, at or prior to the Effective Date, of each of the following conditions precedent:

(a)           There shall not have been issued and be in effect any order, decree or judgment of any Governmental Authority enjoining, preventing or restricting the consummation of the transactions contemplated hereby;

(b)           There shall not have been instituted or be pending any action or proceeding by any Governmental Authority or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain material damages in connection with the transactions contemplated hereby, or (ii) seeking to restrain or prohibit Buyer’s acquisition or future receipt of the Transferred Payments; and

(c)           There shall not have occurred any event or development, and there shall not be existing any circumstance, which could reasonably be expected to have a Material Adverse Effect.

Section 5.02  Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated hereunder on the Effective Date are subject to the satisfaction or waiver, at or prior to the Effective Date, of each of the following conditions precedent:

(a)           Seller shall have received the Purchase Price;

(b)           There shall not have been issued and be in effect any order, decree or judgment of any Governmental Authority enjoining, preventing or restricting the consummation of the transactions contemplated hereby; and

(c)           There shall not have been instituted or pending any action or proceeding by any Governmental Authority or any other Person challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain material damages in connection with the transactions contemplated hereby.

ARTICLE VI
INDEMNIFICATION

Section 6.01  Indemnification.

(a)           Seller hereby indemnifies Buyer and its Affiliates and their respective predecessors against, and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable out-of-pocket expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding until such time as Seller assumes the defense of such action, suit or proceeding) (collectively, “Loss”) incurred or suffered by Buyer and its Affiliates arising out of, relating to or resulting from (i) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement, or (ii) any claim or rights asserted by any Person (including, without limitation, IBD) to the Transferred Payments or rights to payment represented thereby.  The Seller shall not be obligated to indemnify Buyer or its Affiliates and their respective predecessors for an amount greater than the Indemnification Cap.

(b)           Buyer hereby indemnifies Seller and its Affiliates against, and agrees to hold each of them harmless from, any and all Loss incurred or suffered by Seller and its Affiliates arising out of, relating to or resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement.

Section 6.02  Procedures; No Waiver; Exclusivity.

(a)           Each Party seeking indemnity under Section 6.01 (such Party, an “Indemnified Party”) agrees to give prompt written notice to the Party from which indemnity is being sought (such Party, the “Indemnifying Party”), of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 6.01; provided, that the failure to give such notice shall not affect the Indemnified Party’s rights hereunder.  The Indemnifying Party shall control the defense of any such third party suit, action or proceeding at its own expense; provided, that if the Indemnifying Party fails to undertake or maintain such defense, the Indemnified Party may control such defense at the expense of the Indemnifying Party.  The Indemnifying Party shall not be liable under Section 6.01 for any settlement effected without its prior consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided, that such consent may not be unreasonably withheld.

(b)           No investigation by Buyer of any matters shall limit Buyer’s right to indemnification hereunder.

(c)           The representations, warranties, covenants and agreements contained herein shall survive the Effective Date.  The expiration of any term of this Agreement shall not excuse any Party from its liability in respect of any breach hereof prior to such expiration.

Section 6.03  Best Efforts.  Seller shall use its best efforts to cause IBD to enter into an agreement with Buyer within forty-five (45) days of the Effective Date, pursuant to which IBD shall transfer and assign to Buyer the Transferred Payments for no additional consideration, pursuant to such terms and conditions reasonably agreed to by Buyer.

ARTICLE VII
MISCELLANEOUS

Section 7.01  Notices.  All notices, requests and other communications to a Party hereunder shall be in writing and shall be given by overnight courier, courier or facsimile as follows:

(a)           if to Buyer, to:

INO Therapeutics LLC
6 Route 173
Clinton, New Jersey 08809
Attention:  General Counsel
Tel:  (908) 238-6673
Fax:  (908) 238-6773

with copies to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540-6241
Attention:  Denis Segota, Esq.
Tel:  (609) 919-6622
Fax:  (609) 919-6701

(b)           if to Seller, to:

Datex-Ohmeda, Inc.
3030 Ohmeda Drive
Madison, WI 53718
Attention:  President
Tel:  (608) 221-1551
Fax:  (608) 223-2476

with copies to:

GE Healthcare, Clinical Systems
9900 Innovation Drive, RP-2131
Wauwatosa, WI 53213
Attention:  General Counsel
Tel:  (608) 221-1551
Fax:  (608) 223-2476

or to such other address as any Party may have furnished to the other in writing in accordance herewith.  All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax prior to 4:00 p.m. EST, in each case delivered or faxed (properly addressed) to such Party as provided in this Section 7.01.

Section 7.02  Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 7.04  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  This Agreement and the Parties’ respective rights and obligations hereunder may not be sold, assigned or transferred without the prior written consent of the other Party; provided, that nothing herein shall prohibit or restrict Buyer from assigning any of its rights and obligations hereunder to any Affiliate of Buyer.

Section 7.05  Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York or any New York state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that services of process on such Party as provided in Section 7.01 shall be deemed effective service of process on such Party.

Section 7.06  Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.07  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.08  Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party.  None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 7.09  Captions; Dollars.  The titles and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to dollars and “$” shall mean U.S. dollars.

Section 7.10  Further Assurances.  After the Effective Date, Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 7.11  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.12  GE Guarantee.  GE, as primary obligor and not just as surety, hereby guarantees to Buyer the performance of all obligations of Seller under this Agreement, including the due and prompt payment by Seller of any amounts payable under this Agreement and any damages, indemnification or other financial compensation for breach of this Agreement by Seller.

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IN WITNESS WHEREOF, the Parties have caused this Purchase and Assignment Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INO THERAPEUTICS LLC

By:	/s/ David E. Shaw
	Name:	DAVID E. SHAW
	Title:	EXECUTIVE CHAIRMAN

DATEX-OHMEDA, INC.

By:	/s/ J.J. Crenshaw
	Name:	J.J. Crenshaw
	Title:	CFO – [illegible] Systems

GENERAL ELECTRIC COMPANY, solely for purposes of Section 7.12

By:	/s/ Omar Ishrak
	Name:	Omar Ishrak
	Title:	Vice President

Exhibit A

Wire Transfer Instructions

For Seller:

Bank Name:  [**]
Bank ID:  [**]
Account No:  [**]
Account Name:  [**]
ABA:  [**]